Exhibit 10-8(a)

CONSENT TO SUBLEASE AGREEMENT

THIS CONSENT TO SUBLEASE AGREEMENT (this “Agreement”), is made as of this 5th day of February, 2021, by and among RIF V – Glendale Commerce Center, LLC, a California limited liability company (“Landlord”), R.R. Donnelley & Sons Company, a Delaware corporation (“Sublandlord”), and Xos, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A. Reference is hereby made to that certain Standard Industrial Multi-Tenant Lease – Net, dated as of August 7, 2006, as amended by that certain First Amendment to Lease, dated as of October 9, 2014, by and between Landlord and Sublandlord (the “Lease”), for space at 3550 Tyburn Street, Units 100 & 101, Los Angeles, California, 90065 (the “Premises”).

B. Pursuant to the terms of Section 9 of the Lease, Sublandlord has requested Landlord’s consent to that certain Sublease dated as of February 2, 2021, by and between Sublandlord and Subtenant (the “Sublease”), with respect to a subletting by Sublandlord of the Premises, as more particularly described in the Sublease (the “Sublet Premises”); and

C. All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.

AGREEMENT

1. Landlord’s Consent. Landlord hereby consents to the Sublease; provided however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is and at all times shall remain subject and subordinate to the Lease. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease.

2. Non-Release of Sublandlord; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Sublandlord from any liability, whether past, present or future, under the Lease or alter the primary liability of Sublandlord to pay the rent and perform and comply with all of the obligations of Sublandlord to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by the Subtenant for services and materials supplied to the Sublet Premises). Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Sublandlord or by the Subtenant or to any assignment by Sublandlord of the Lease or assignment by the Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Landlord may consent to subsequent sublettings and assignments of the Lease or the Sublease or any amendments or modifications thereto without notifying either Sublandlord or anyone else liable under the Lease and without obtaining their consent. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sublet Premises.

3. Relationship With Landlord. Sublandlord hereby assigns and transfers to Landlord the Sublandlord’s interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 3. Landlord, by consenting to the Sublease agrees that until a default shall occur in the performance of Sublandlord’s obligations under the Lease, Sublandlord may receive, collect and enjoy the rents accruing under the Sublease. In the event Sublandlord shall default in the performance of its obligations to Landlord under the Lease beyond applicable notice and cure, and Landlord is entitled to terminate the Lease under its terms for such uncured default, then whether or not Landlord terminates the Lease, Landlord may, at its option by notice to Sublandlord, either (a) terminate the Sublease, (b) elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 3.1 below, or (c) elect to succeed to Sublandlord’s interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 3.2 below.

3.1. Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from the Subtenant pursuant to Section 3(b) above, be deemed liable to Subtenant for any failure of Sublandlord to perform and comply with any obligation of Sublandlord, and Sublandlord hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Sublandlord’s obligations under the Lease, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Sublandlord agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Sublandlord to the contrary. Sublandlord shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Sublandlord with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from Subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Sublandlord from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

3.2. Landlord’s Election of Sublandlord’s Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 3(c) above, Landlord shall undertake the obligations of Sublandlord under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one month’s rent or any security deposit paid by Subtenant, (ii) be liable for any previous act or omission of Sublandlord under the Lease or for any other defaults of Sublandlord under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Sublandlord, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.

4. Insurance and Indemnity. Sublandlord shall require Subtenant to have the same insurance obligations as Sublandlord under the Lease, and to add Landlord and its designees as additional insured on Subtenant’s general liability policy. Subtenant’s property insurance and worker’s compensation policy shall include a waiver of subrogation by the insurer to the benefit of Landlord and its property manager and Sublandlord shall provide documentation of such coverage upon Landlord’s request. Subtenant’s insurance coverage does not release Sublandlord of its insurance obligations under the Lease. Sublandlord shall defend, indemnify and hold Landlord and its officers, directors, employees, managers, agents, invitees or contractors harmless as against all claims and liabilities arising from or pertaining to the loss or destruction of and any damage to any property within the Premises belonging to Subtenant from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors. Notwithstanding anything to the contrary contained in this Section, all property of Subtenant kept or stored on the Premises, whether leased or owned by Subtenant or any third parties through Subtenant, shall be kept or stored at the sole risk of Subtenant, and Subtenant shall hold Landlord harmless from any claims arising out of damage to the same.

Notwithstanding anything to the contrary, Sublandlord and Subtenant mutually acknowledge and agree that Subtenant’s use of Hazardous Materials shall be subject to the terms and conditions of the Lease, specifically Section 1.2. Sublandlord shall remain responsible for all Hazardous Materials at the Premises and ensure that Subtenant is following all applicable Environmental Laws. Furthermore, the Hazardous Materials Addendum attached hereto as Addendum One, shall be incorporated into the Lease.

5. General Provisions.

5.1. Consideration for Sublease. Sublandlord and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Sublandlord with regard to the Sublet Premises other than as disclosed in the Sublease.

5.2. Brokerage Commission. Sublandlord and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Sublandlord and Subtenant agrees to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including but not limited to attorneys’ fees) incurred by Landlord in resisting any claim for any such brokerage commission.

5.3. Term. Each of Sublandlord and Subtenant hereby expressly waives any right to extend the term of either the Lease or Sublease without the prior written approval of Landlord.

5.4. Recapture. This consent shall in no manner be construed as limiting Landlord’s ability to exercise its rights to recapture any portion of the Premises, as set forth in Section 9 of the Lease, in the event of a proposed future sublease or assignment of such portion of the Premises.

5.5. Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.

5.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.

5.7. Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.

5.8. Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

5.9. Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

5.10. Net Rental Profit. Intentionally omitted.

5.11. Processing Fee. Pursuant to Section 9 of the Lease, Sublandlord shall pay a sum of $1,000.00 to Landlord as consideration of Landlord’s processing of the Sublease, due concurrently with execution of the Sublease.

5.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which together shall constitute but one and the same instrument.

5.13. Signatures. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Agreement which are delivered by facsimile or PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.

LANDLORD:

RIF V – GLENDALE COMMERCE CENTER, LLC,
a California limited liability company

By:	Rexford Industrial Realty, L.P.,
a Maryland limited partnership,
Its Managing Member

By:	Rexford Industrial Realty, Inc.,
a Maryland corporation,
Its General Partner

By:	/s/ Howard Schwimmer
Name Printed:	Howard Schwimmer
Title:	Co-Chief Executive Officer
Date:	Mar 1, 2021 | 6:24 PM PST

SUBLANDLORD:

R.R. DONNELLEY & SONS COMPANY,
a Delaware corporation

By:	/s/ Deborah Steiner
Name:	Printed: Deborah Steiner
Title:	Chief Administrative Officer
Date:	Feb 9, 2021 | 11:47 AM PST

SUBTENANT:

XOS, INC.,
a Delaware corporation

By:	/s/ Dakota Semler
Name :	Printed: Dakota Semler
Title:	CEO
Date:	Feb 9, 2021 | 9:44 AM PST

4